Exhibit 99.1
United Rentals, Inc.
100 First Stamford Place, Suite 700
Stamford, CT 06902
Telephone: 203 622 3131
unitedrentals.com
United Rentals Announces Record Third Quarter Results
and Raises Full-Year 2026 Guidance
STAMFORD, Conn. – October 21, 2026 – United Rentals, Inc. (NYSE: URI) today announced record financial results for the third quarter of 2026, and raised its 2026 full-year guidance.
Third Quarter 2026 Highlights
•Total revenue of $4.893 billion, including rental revenue1 of $4.316 billion.
•Net income of $920 million, at a margin2 of 18.8%. GAAP diluted earnings per share (“EPS”) of $14.77, and adjusted EPS3 of $15.55.
•Adjusted EBITDA3 of $2.331 billion, at a margin2 of 47.6%.
•Year-over-year, fleet productivity4 increased 6.5%.
•Year-to-date net cash provided by operating activities of $4.934 billion; free cash flow3 of $1.421 billion, including gross payments for purchases of rental equipment of $4.339 billion.
•Year-to-date gross rental capital expenditures of $4.746 billion.
•Returned $1.496 billion to shareholders year-to-date, comprised of $1.125 billion via share repurchases and $371 million via dividends paid.
•Net leverage ratio5 of 1.8x, with total liquidity5 of $2.615 billion, at September 30, 2026.
CEO Comment
Matthew Flannery, chief executive officer of United Rentals, said, “I’m very pleased with our third-quarter results, which are a testament to our strategy, our team’s dedication to our customers, and the unmatched breadth and scale of our premier offering. We continued to lean into growth across both our general rentals and specialty businesses with the momentum from the first half of the year carrying through the quarter.”

Flannery continued, “As we look ahead, we believe we are uniquely positioned to outperform the industry through our broad footprint, unmatched one-stop-shop offering, exceptional levels of service, leading technology and unwavering commitment to safety. Our raised guidance reflects this, and is supported by our customers’ confidence, their backlogs, and the momentum we see across large projects. I am very proud of the company we continue to build, underpinned by a well-proven strategy of supporting our customers while also driving profitable growth and strong through-cycle free cash flow generation. Combined with prudent capital allocation, this will continue to deliver compelling long-term value for our shareholders.”

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1.Rental revenue includes owned equipment rental revenue, re-rent revenue and ancillary revenue.
2.Net income margin and adjusted EBITDA margin represent net income or adjusted EBITDA divided by total revenue.
3.Adjusted EBITDA (earnings before interest, taxes, depreciation and amortization), adjusted EPS (earnings per share) and free cash flow are non-GAAP financial measures as defined in the tables below. See the tables below for reconciliations to the most comparable GAAP measures.
4.Fleet productivity reflects the combined impact of changes in rental rates, time utilization and mix on owned equipment rental revenue.
5.The net leverage ratio reflects net debt (total debt less cash and cash equivalents) divided by adjusted EBITDA for the trailing 12 months. Total liquidity reflects cash and cash equivalents plus availability under the asset-based revolving credit facility (“ABL facility”) and the accounts receivable securitization facility.

2026 Outlook
The company has raised its 2026 outlook, as reflected below.

	Current Outlook	Prior Outlook
Total revenue	$18.0 billion to $18.2 billion	$17.5 billion to $17.8 billion
Adjusted EBITDA[6]	$8.3 billion to $8.4 billion	$7.975 billion to $8.125 billion
Net rental capital expenditures after gross purchases	$3.75 billion to $4.05 billion, after gross purchases of $5.2 billion to $5.5 billion	$3.4 billion to $3.8 billion, after gross purchases of $4.85 billion to $5.25 billion
Net cash provided by operating activities	$6.25 billion to $6.85 billion	$5.85 billion to $6.65 billion
Free cash flow excluding restructuring related payments[7]	$2.15 billion to $2.45 billion	$2.15 billion to $2.45 billion
Summary of Third Quarter 2026 Financial Results
•Rental revenue increased 17.8% year-over-year, to a quarterly record of $4.316 billion, primarily due to a 7.9% increase in average original equipment at cost (“OEC”), strong demand as reflected in a 6.5% increase in fleet productivity, and a 4.9% contribution from ancillary and re-rent revenue.
•Used equipment sales in the quarter increased 4.5% year-over-year. Used equipment sales generated $348 million of proceeds at a GAAP gross margin of 44.8% and an adjusted gross margin8 of 46.3%, compared to a GAAP gross margin of 44.1% and an adjusted gross margin of 45.9% for the same period last year. The company realized a 51.4% OEC recovery rate on the fleet sold in the third quarter of 2026.
•Net income for the quarter increased 31.2% year-over-year to a third quarter record of $920 million, while net income margin increased 220 basis points to 18.8%, primarily due to increased rental gross margin. The increase in rental gross margin primarily reflected, for both the general rentals and specialty rentals segments, the impact of efficiencies in depreciation, labor and benefits, repairs and maintenance, and delivery expenses, partially offset by the impact of changes in revenue mix driven by growth in lower-margin ancillary and re-rent revenues.
•Adjusted EBITDA for the quarter increased 19.8% year-over-year to a quarterly record of $2.331 billion, while adjusted EBITDA margin increased 160 basis points to 47.6%, primarily reflecting increased rental gross margin (excluding depreciation and stock compensation expense), a reduction in selling, general and administrative ("SG&A") expenses as a percentage of revenue, and an increase in the proportion of revenue from equipment rentals. The increase in rental gross margin is discussed above (the discussion above includes depreciation, while, on the adjusted EBITDA basis, rental gross margin excludes depreciation).
•General rentals segment rental revenue increased 8.8% year-over-year to a quarterly record of $2.612 billion, while rental gross margin increased by 170 basis points year-over-year to 38.4%, primarily due to the drivers discussed above.
•Specialty rentals segment rental revenue increased 34.7% year-over-year to a quarterly record of $1.704 billion. Rental gross margin increased by 250 basis points year-over-year to 47.6%, primarily due to the drivers discussed above.

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6.Information reconciling forward-looking adjusted EBITDA to the comparable GAAP financial measures is unavailable to the company without unreasonable effort, as discussed below.
7.Free cash flow excludes restructuring related payments, which cannot be reasonably predicted for the 2026 outlook. Restructuring related payments were $27 million for the nine months ended September 30, 2026.
8.Used equipment sales adjusted gross margin is a non-GAAP financial measure that excludes the impact ($5 million and $6 million for the three months ended September 30, 2026 and 2025, respectively) of the fair value mark-up of fleet acquired in certain major acquisitions that was subsequently sold. This adjustment is explained further in the tables below, and represents the only difference between the GAAP gross margin and the adjusted gross margin.

•Cash flow from operating activities increased 25.4% to $4.934 billion, and free cash flow, including restructuring related payments, increased 19.2% to $1.421 billion, year-over-year, for the first nine months of 2026.
•Capital management. The company’s net leverage ratio was 1.8x at September 30, 2026, as compared to 1.9x at December 31, 2025. During the nine months ended September 30, 2026, the company completed its prior $2.0 billion share repurchase9 program, and commenced its new $5.0 billion share repurchase program. During the nine months ended September 30, 2026, the company repurchased $1.125 billion of common stock under these programs, and paid dividends totaling $371 million. The company expects to complete $1.5 billion of share repurchases in 2026. Additionally, the company’s Board of Directors has declared a quarterly dividend of $1.97 per share, payable on November 25, 2026 to stockholders of record on November 11, 2026.
•Total liquidity was $2.615 billion as of September 30, 2026, including $153 million of cash and cash equivalents.
•Return on invested capital (ROIC)10 was 12.3% for the 12 months ended September 30, 2026.
Conference Call
United Rentals will hold a conference call tomorrow, Thursday, October 22, 2026, at 8:30 a.m. Eastern Time. The conference call number is 800-791-4799 (international: 785-424-1631). The replay number for the call is 402-220-0687. The passcode for both the conference call and the replay is 31810. The conference call will also be available live by audio webcast at unitedrentals.com, where it will be archived until the next earnings call.

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9.A 1% excise tax is imposed on “net repurchases” (certain purchases minus certain issuances) of common stock. All references to share repurchases above do not include the excise tax, which totaled $10 million year-to-date through September 30, 2026.
10.The company’s ROIC metric uses after-tax operating income for the trailing 12 months divided by average stockholders’ equity, debt and deferred taxes, net of average cash. To mitigate the volatility related to fluctuations in the company’s tax rate from period to period, the U.S. federal corporate statutory tax rate of 21% was used to calculate after-tax operating income.

Non-GAAP Financial Measures
Free cash flow, earnings before interest, taxes, depreciation and amortization (EBITDA), adjusted EBITDA, adjusted earnings per share (adjusted EPS) and used equipment sales adjusted gross margin are non-GAAP financial measures as defined under the rules of the SEC. Free cash flow represents net cash provided by operating activities less payments for purchases of, and plus proceeds from, equipment and intangible assets. The equipment and intangible asset items are included in cash flows from investing activities. EBITDA represents the sum of net income, provision for income taxes, interest expense, net, depreciation of rental equipment and non-rental depreciation and amortization. Adjusted EBITDA represents EBITDA plus the sum of the restructuring charges, stock compensation expense, net, and the impact of the fair value mark-up of acquired fleet. Adjusted EPS represents EPS plus the sum of the restructuring charges, the impact on depreciation related to acquired fleet and property and equipment, the impact of the fair value mark-up of acquired fleet, merger related intangible asset amortization, asset impairment charge and debt related losses. Used equipment sales adjusted gross margin excludes the impact of the fair value mark-up of fleet acquired in certain major acquisitions that was subsequently sold (this adjustment is explained further in the adjusted EPS and EBITDA/adjusted EBITDA tables below). The company believes that: (i) free cash flow provides useful additional information concerning cash flow available to meet future debt service obligations and working capital requirements; (ii) EBITDA and adjusted EBITDA provide useful information about operating performance and period-over-period growth, and help investors gain an understanding of the factors and trends affecting our ongoing cash earnings, from which capital investments are made and debt is serviced; (iii) adjusted EPS provides useful information concerning future profitability; and (iv) used equipment sales adjusted gross margin provides information that is useful for evaluating the profitability of used equipment sales without regard to potential distortions. However, none of these measures should be considered as alternatives to net income, cash flows from operating activities, earnings per share or GAAP gross margin from used equipment sales under GAAP as indicators of operating performance or liquidity. See the tables below for further discussion of these non-GAAP financial measures.
Information reconciling forward-looking adjusted EBITDA to GAAP financial measures is unavailable to the company without unreasonable effort. The company is not able to provide reconciliations of adjusted EBITDA to GAAP financial measures because certain items required for such reconciliations are outside of the company’s control and/or cannot be reasonably predicted, such as the provision for income taxes. Preparation of such reconciliations would require a forward-looking balance sheet, statement of income and statement of cash flow, prepared in accordance with GAAP, and such forward-looking financial statements are unavailable to the company without unreasonable effort (as specified in the exception provided by Item 10(e)(1)(i)(B) of Regulation S-K). The company provides a range for its adjusted EBITDA forecast that it believes will be achieved, however it cannot accurately predict all the components of the adjusted EBITDA calculation. The company provides an adjusted EBITDA forecast because it believes that adjusted EBITDA, when viewed with the company’s results under GAAP, provides useful information for the reasons noted above. However, adjusted EBITDA is not a measure of financial performance or liquidity under GAAP and, accordingly, should not be considered as an alternative to net income or cash flow from operating activities as an indicator of operating performance or liquidity.
About United Rentals
United Rentals, Inc. is the largest equipment rental company in the world. The company has an integrated network of 1,686 rental locations in North America, 44 in Europe, 47 in Australia and 18 in New Zealand. In North America, the company operates in 49 states and every Canadian province. The company’s approximately 28,600 employees serve construction and industrial customers, utilities, municipalities, homeowners and others. The company offers a fleet of equipment for rent with a total original cost of $24.77 billion. United Rentals is a member of the Standard & Poor’s 500 Index, the Barron’s 400 Index and the Russell 3000 Index® and is headquartered in Stamford, Conn. Additional information about United Rentals is available at unitedrentals.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995, known as the PSLRA. These statements can generally be identified by the use of forward-looking terminology such as “believe,” “expect,” “may,” “will,” “should,” “seek,” “on-track,” “plan,” “project,” “forecast,” “intend” or “anticipate,” or the negative thereof or comparable terminology, or by discussions of vision, strategy or outlook. You are cautioned that our business and operations are subject to a variety of risks and uncertainties, many of which are beyond our control, and, consequently, our actual results may differ materially from those projected. Factors that could cause actual results to differ materially from those projected include, but are not limited to, the following: (1) the impact of global economic conditions (including inflation, interest rates, supply chain constraints, tariffs, trade wars and sanctions), geopolitical risks (including risks related to international conflicts) and public health crises and epidemics on us, our customers and our suppliers, in the United States and the rest of the world; (2) declines in construction or industrial activity, which can adversely impact our revenues and, because many of our costs are fixed, our profitability; (3) rates we charge and customer demand being less than anticipated; (4) changes in customer, fleet, geographic and segment mix; (5) excess fleet in the equipment rental industry; (6) inability to benefit from government spending, including spending associated with infrastructure projects, or a reduction or disruption in government spending, including as a result of a government shutdown; (7) trends in oil and natural gas, including significant fluctuations in the prices of oil or natural gas, which can adversely affect the demand for our services and products; (8) competition from existing and new competitors; (9) the cyclical nature of the industry in which we operate and the industries of our customers, such as those in the construction industry; (10) costs we incur being more than anticipated, including as a result of inflation or tariffs, and the inability to realize expected savings in the amounts or time frames planned; (11) our significant indebtedness requires a significant amount of cash for debt service, and can constrain our flexibility in responding to unanticipated or adverse business conditions; (12) inability to refinance our indebtedness on terms that are favorable to us, including as a result of volatility and uncertainty in capital or credit markets or increases in interest rates, or at all; (13) incurrence of additional debt, which could exacerbate the risks associated with our current level of indebtedness; (14) noncompliance with financial or other covenants in our debt agreements, which could result in our lenders terminating the agreements and requiring us to repay outstanding borrowings; (15) restrictive covenants and the amount of borrowings permitted under our debt instruments, which can limit our financial and operational flexibility; (16) inability to access the capital that our businesses or growth plans may require, including as a result of uncertainty in capital or credit markets; (17) the possibility that companies that we have acquired or may acquire could have undiscovered liabilities, or that companies or assets that we have acquired or may acquire could involve other unexpected costs, may strain our management capabilities, or may be difficult to integrate, and that we may not realize the expected benefits from an acquisition over the timeframe we expect, or at all; (18) incurrence of impairment charges; (19) fluctuations in the price of our common stock and inability to complete share repurchases or pay dividends in the time frames and/or on the terms anticipated; (20) our charter provisions as well as provisions of certain debt agreements and our significant indebtedness may have the effect of making more difficult or otherwise discouraging, delaying or deterring a takeover or other change of control of us; (21) inability to manage credit risk adequately or to collect on contracts with a large number of customers; (22) turnover in our management team and inability to attract and retain key personnel; (23) inability to obtain equipment and other supplies for our business from our key suppliers on acceptable terms or at all, as a result of insolvency, financial difficulties or other factors, including tariffs, affecting our suppliers; (24) increases in our maintenance and replacement costs, including as a result of tariffs, and/or decreases in the residual value of our equipment; (25) inability to sell our new or used fleet in the amounts, or at the prices, we expect; (26) risks related to security breaches, cybersecurity attacks, failure to protect personal information, compliance with privacy, data protection and cyber incident reporting laws and regulations, and other significant disruptions to our information technology systems; (27) risks related to our ability to respond adequately to changes in technology and customer demands; (28) risks related to the use of artificial intelligence, and challenges with properly managing such use; (29) risks related to severe weather events and other natural occurrences, and climate change regulation; (30) risks related to our aspirational sustainability and safety goals, including our greenhouse gas intensity reduction goal; (31) risks related to evolving requirements, expectations and perspectives from regulators and stakeholders on environmental, social and sustainability-related topics, and our ability to meet these requirements and expectations; (32) the fact that our holding company structure requires us to depend in part on distributions from subsidiaries and such distributions could be limited by contractual or legal restrictions; (33) shortfalls in our insurance coverage or inability to obtain coverage on reasonable terms or at all; (34) increases in our loss reserves to address business operations or other claims and any claims that exceed our established levels of reserves; (35) the outcome or other potential consequences of litigation, regulatory and investigatory matters; (36) incurrence of expenses (including indemnification obligations) and other costs in connection with litigation, regulatory and investigatory matters; (37) risks related to, and the costs of complying with, environmental and safety laws and regulations; (38) risks related to, and the costs of complying with, foreign laws and regulations, as well as other risks associated with non-U.S. operations, including currency exchange risk and tariffs; (39) labor shortages and/or disputes, work stoppages or other labor difficulties, which may impact our productivity and increase our costs, and changes in law that could affect our labor relations or operations generally; (40) the effect of changes in tax law; and (41) other factors described in our Annual Report on Form 10-K and in our other filings with the SEC.

For a more complete description of these and other possible risks and uncertainties, please refer to our Annual Report on Form 10-K for the year ended December 31, 2025, as well as to our subsequent filings with the SEC. The forward-looking statements contained herein speak only as of the date hereof, and we make no commitment to update or publicly release any revisions to forward-looking statements in order to reflect new information or subsequent events, circumstances or changes in expectations, except as required by law.

# # #
Contact:
Elizabeth Grenfell
Vice President, Investor Relations
O: (203) 618-7125
investors@ur.com

UNITED RENTALS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)
(In millions, except per share amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2026	2025	2026	2025
Revenues:
Equipment rentals	$4,316	$3,665	$11,584	$10,225
Sales of rental equipment	348	333	1,028	1,027
Sales of new equipment	84	95	254	240
Contractor supplies sales	47	43	131	120
Service and other revenues	98	93	291	279
Total revenues	4,893	4,229	13,288	11,891
Cost of revenues:
Cost of equipment rentals, excluding depreciation	1,760	1,530	4,896	4,351
Depreciation of rental equipment	742	684	2,127	1,972
Cost of rental equipment sales	192	186	558	567
Cost of new equipment sales	66	75	204	192
Cost of contractor supplies sales	29	32	87	86
Cost of service and other revenues	58	57	169	169
Total cost of revenues	2,847	2,564	8,041	7,337
Gross profit	2,046	1,665	5,247	4,554
Selling, general and administrative expenses (1)	511	442	1,424	1,301
Restructuring charge	15	—	66	1
Non-rental depreciation and amortization	111	109	341	331
Operating income	1,409	1,114	3,416	2,921
Interest expense, net (1)	184	178	538	533
Other income, net (1)	(6)	(1)	(61)	(76)
Income before provision for income taxes	1,231	937	2,939	2,464
Provision for income taxes	311	236	735	623
Net income (1)	$920	$701	$2,204	$1,841
Diluted earnings per share (1)	$14.77	$10.91	$35.19	$28.37
Dividends declared per share	$1.97	$1.79	$5.91	$5.37

(1)The nine months ended September 30, 2026 include gains primarily associated with the sale of part of our scaffolding business. The impact of the business sales was a pre-tax gain of $53 million, which is primarily reflected in other income, net, and an after-tax gain of $39 million, or $0.63 per diluted share. The nine months ended September 30, 2025 include the impact of the merger termination benefit associated with the termination of the H&E Equipment Services, Inc. d/b/a H&E Rentals (“H&E”) merger agreement. For further information on this merger termination benefit, see the company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2026 filed with the SEC.

UNITED RENTALS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)
(In millions)

	September 30, 2026	December 31, 2025
ASSETS
Cash and cash equivalents	$153	$459
Accounts receivable, net	3,096	2,510
Inventory	313	240
Prepaid expenses and other assets	423	399
Total current assets	3,985	3,608
Rental equipment, net	18,363	16,069
Property and equipment, net	1,154	1,134
Goodwill	7,261	7,119
Other intangible assets, net	507	477
Operating lease right-of-use assets	1,454	1,395
Other long-term assets	61	64
Total assets	$32,785	$29,866
LIABILITIES AND STOCKHOLDERS’ EQUITY
Short-term debt and current maturities of long-term debt	$1,607	$1,577
Accounts payable	1,686	776
Accrued expenses and other liabilities	1,713	1,466
Total current liabilities	5,006	3,819
Long-term debt	13,064	12,652
Deferred taxes	3,594	3,115
Operating lease liabilities	1,196	1,124
Other long-term liabilities	230	188
Total liabilities	23,090	20,898
Common stock	1	1
Additional paid-in capital	2,846	2,769
Retained earnings	17,676	15,843
Treasury stock	(10,531)	(9,396)
Accumulated other comprehensive loss	(297)	(249)
Total stockholders’ equity	9,695	8,968
Total liabilities and stockholders’ equity	$32,785	$29,866

UNITED RENTALS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED) (In millions)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2026	2025	2026	2025
Cash Flows From Operating Activities:
Net income	$920	$701	$2,204	$1,841
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	853	793	2,468	2,303
Amortization of deferred financing costs and original issue discounts	5	3	13	11
Gain on sales of rental equipment	(156)	(147)	(470)	(460)
Gain on sales of non-rental equipment	(3)	(5)	(10)	(15)
Gain on sale of business (1)	(4)	—	(53)	—
Insurance proceeds from damaged equipment	(11)	(13)	(34)	(36)
Stock compensation expense, net	43	32	122	102
Restructuring charge	15	—	66	1
Debt related activity (2)	—	2	—	15
Increase in deferred taxes	268	297	488	259
Changes in operating assets and liabilities, net of amounts acquired:
Increase in accounts receivable	(296)	(213)	(568)	(208)
(Increase) decrease in inventory	(17)	8	(71)	(33)
Decrease (increase) in prepaid expenses and other assets	(14)	(88)	16	(202)
(Decrease) increase in accounts payable	(116)	(191)	507	338
Increase in accrued expenses and other liabilities	142	2	256	18
Net cash provided by operating activities	1,629	1,181	4,934	3,934
Cash Flows From Investing Activities:
Payments for purchases of rental equipment	(1,619)	(1,455)	(4,339)	(3,576)
Payments for purchases of non-rental equipment and intangible assets	(115)	(91)	(280)	(273)
Proceeds from sales of rental equipment	348	333	1,028	1,027
Proceeds from sales of non-rental equipment	18	13	44	44
Proceeds from sale of business (1)	10	—	92	—
Insurance proceeds from damaged equipment	11	13	34	36
Purchases of other companies, net of cash acquired	(127)	(6)	(527)	(22)
Purchases of investments	(4)	(1)	(4)	(2)
Proceeds from sales of investments	—	—	3	—
Net cash used in investing activities	(1,478)	(1,194)	(3,949)	(2,766)
Cash Flows From Financing Activities:
Proceeds from debt	2,888	2,638	7,391	7,467
Payments of debt	(2,500)	(1,910)	(7,094)	(6,862)
Payment of contingent consideration	—	—	(18)	(23)
Payments of financing and other debt related costs (2)	—	(9)	(1)	(23)
Common stock repurchased, including tax withholdings for share-based compensation (3)	(375)	(618)	(1,191)	(1,338)
Dividends paid	(123)	(115)	(371)	(350)
Net cash used in financing activities	(110)	(14)	(1,284)	(1,129)
Effect of foreign exchange rates	—	(9)	(7)	16
Net increase (decrease) in cash and cash equivalents	41	(36)	(306)	55
Cash and cash equivalents at beginning of period	112	548	459	457
Cash and cash equivalents at end of period	$153	$512	$153	$512
Supplemental disclosure of cash flow information:
Cash paid for income taxes, net	$70	$34	$228	$574
Cash paid for interest	199	227	541	566

(1)See above for a discussion of the gains recognized upon the sale of part of our business in the nine months ended September 30, 2026.
(2)The amounts for the nine months ended September 30, 2025 primarily reflect bridge financing fees associated with the terminated H&E acquisition.
(3)The common stock repurchases include 1) shares repurchased pursuant to our share repurchase programs and 2) shares withheld to satisfy tax withholding obligations upon the vesting of restricted stock unit awards.

UNITED RENTALS, INC.
RENTAL REVENUE

Fleet productivity is a comprehensive metric that provides insight into the decisions made by our managers in support of growth and returns. Specifically, we seek to optimize the interplay of rental rates, time utilization and mix in driving rental revenue. Fleet productivity aggregates, in one metric, the impact of changes in rates, utilization and mix on owned equipment rental revenue.

We believe that this metric is useful in assessing the effectiveness of our decisions on rates, time utilization and mix, particularly as they support the creation of shareholder value. The table below shows the components of the year-over-year change in rental revenue using the fleet productivity methodology:

	Year-over-year change in average OEC	Assumed year-over-year inflation impact (1)	Fleet productivity (2)	Contribution from ancillary and re-rent revenue (3)	Total change in rental revenue
Three Months Ended September 30, 2026	7.9%	(1.5)%	6.5%	4.9%	17.8%
Nine Months Ended September 30, 2026	6.9%	(1.5)%	4.2%	3.7%	13.3%
Please refer to our Third Quarter 2026 Investor Presentation for additional detail on fleet productivity.
(1)Reflects the estimated impact of inflation on the revenue productivity of fleet based on OEC, which is recorded at cost.
(2)Reflects the combined impact of changes in rental rates, time utilization and mix on owned equipment rental revenue. Changes in customers, fleet, geographies and segments all contribute to changes in mix.
(3)Reflects the combined impact of changes in other types of equipment rental revenue: ancillary and re-rent (excludes owned equipment rental revenue).

UNITED RENTALS, INC.
SEGMENT PERFORMANCE
($ in millions)

	Three Months Ended			Nine Months Ended
	September 30,			September 30,
	2026	2025	Change	2026	2025	Change
General Rentals
Reportable segment equipment rentals revenue	$2,612	$2,400	8.8%	$7,259	$6,767	7.3%
Reportable segment equipment rentals gross profit	1,003	881	13.8%	2,621	2,356	11.2%
Reportable segment equipment rentals gross margin	38.4%	36.7%	170 bps	36.1%	34.8%	130 bps
Specialty
Reportable segment equipment rentals revenue	$1,704	$1,265	34.7%	$4,325	$3,458	25.1%
Reportable segment equipment rentals gross profit	811	570	42.3%	1,940	1,546	25.5%
Reportable segment equipment rentals gross margin	47.6%	45.1%	250 bps	44.9%	44.7%	20 bps
Total United Rentals
Total equipment rentals revenue	$4,316	$3,665	17.8%	$11,584	$10,225	13.3%
Total equipment rentals gross profit	1,814	1,451	25.0%	4,561	3,902	16.9%
Total equipment rentals gross margin	42.0%	39.6%	240 bps	39.4%	38.2%	120 bps

UNITED RENTALS, INC.
DILUTED EARNINGS PER SHARE CALCULATION
(In millions, except per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2026	2025	2026	2025
Numerator:
Net income available to common stockholders (1)	$920	$701	$2,204	$1,841
Denominator:
Denominator for basic earnings per share—weighted-average common shares	62.2	64.2	62.5	64.8
Effect of dilutive securities:
Employee stock options	—	—	—	—
Restricted stock units	0.1	0.1	0.1	0.1
Denominator for diluted earnings per share—adjusted weighted-average common shares	62.3	64.3	62.6	64.9
Diluted earnings per share (1)	$14.77	$10.91	$35.19	$28.37

(1)For the nine months ended September 30, 2026, the impact of the gain on sale of business that is discussed above was a net after-tax benefit of $39 million, or $0.63 per diluted share. For the nine months ended September 30, 2025, the impact of the merger termination benefit associated with the terminated H&E acquisition was a net after-tax benefit of $29 million, or $0.45 per diluted share.

UNITED RENTALS, INC.
ADJUSTED EARNINGS PER SHARE GAAP RECONCILIATION

We define “earnings per share – adjusted” as the sum of earnings per share – GAAP, as-reported plus the impact of the following special items: merger related intangible asset amortization, impact on depreciation related to acquired fleet and property and equipment, impact of the fair value mark-up of acquired fleet, restructuring charge, asset impairment charge and debt related losses. See below for further detail on the special items. Management believes that earnings per share - adjusted provides useful information concerning future profitability. However, earnings per share - adjusted is not a measure of financial performance under GAAP. Accordingly, earnings per share - adjusted should not be considered an alternative to GAAP earnings per share. The table below provides a reconciliation between earnings per share – GAAP, as-reported, and earnings per share – adjusted.

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2026	2025	2026	2025
Earnings per share - GAAP, as-reported (1)	$14.77	$10.91	$35.19	$28.37
After-tax (2) impact of:
Merger related intangible asset amortization (3)	0.37	0.45	1.17	1.46
Impact on depreciation related to acquired fleet and property and equipment (4)	0.18	0.27	0.66	0.85
Impact of the fair value mark-up of acquired fleet (5)	0.05	0.07	0.15	0.28
Restructuring charge (6)	0.18	(0.01)	0.79	0.01
Asset impairment charge (7)	—	—	0.02	0.03
Debt related losses	—	0.01	—	0.01
Earnings per share - adjusted (1)	$15.55	$11.70	$37.98	$31.01
Tax rate applied to above adjustments (2)	25.2%	25.2%	25.1%	25.2%
(1)For the nine months ended September 30, 2026, the impact of the gain on sale of business that is discussed above was a net benefit of $0.63 per diluted share. For the nine months ended September 30, 2025, the impact of the merger termination benefit associated with the terminated H&E acquisition was a net benefit of $0.45 per diluted share.
(2)The tax rates applied to the adjustments reflect the statutory rates in the applicable entities.
(3)Reflects the amortization of the intangible assets acquired in the major acquisitions completed since 2012 that significantly impact our operations (the "major acquisitions," each of which had annual revenues of over $200 million prior to acquisition).
(4)Reflects the impact of extending the useful lives of equipment acquired in certain major acquisitions, net of the impact of additional depreciation associated with the fair value mark-up of such equipment.
(5)Reflects additional costs recorded in cost of rental equipment sales associated with the fair value mark-up of rental equipment acquired in certain major acquisitions and subsequently sold.
(6)Primarily reflects severance and branch closure charges associated with our restructuring programs. We only include such costs that are part of a restructuring program as restructuring charges. The designated restructuring programs generally involve the closure of a large number of branches over a short period of time, often in periods following a major acquisition, and result in significant costs that we would not normally incur absent a major acquisition or other triggering event that results in the initiation of a restructuring program. Since the first such restructuring program was initiated in 2008, we have completed seven restructuring programs and have incurred total restructuring charges of $450 million. In the fourth quarter of 2025, we initiated a restructuring program associated with the consolidation of certain common functions and certain other cost reduction measures, and the charges above were primarily recognized under this program.
(7)Reflects write-offs of leasehold improvements and other fixed assets.

UNITED RENTALS, INC.
EBITDA AND ADJUSTED EBITDA GAAP RECONCILIATIONS
($ in millions, except footnotes)

EBITDA represents the sum of net income, provision for income taxes, interest expense, net, depreciation of rental equipment, and non-rental depreciation and amortization. Adjusted EBITDA represents EBITDA plus the sum of the restructuring charges, stock compensation expense, net, and the impact of the fair value mark-up of acquired fleet. See below for further detail on each adjusting item. These items are excluded from adjusted EBITDA internally when evaluating our operating performance and for strategic planning and forecasting purposes, and allow investors to make a more meaningful comparison between our core business operating results over different periods of time, as well as with those of other similar companies. The net income and adjusted EBITDA margins represent net income or adjusted EBITDA divided by total revenue. Management believes that EBITDA and adjusted EBITDA, when viewed with the company’s results under GAAP and the accompanying reconciliation, provide useful information about operating performance and period-over-period growth, and provide additional information that is useful for evaluating the operating performance of our core business without regard to potential distortions. Additionally, management believes that EBITDA and adjusted EBITDA help investors gain an understanding of the factors and trends affecting our ongoing cash earnings, from which capital investments are made and debt is serviced.
The table below provides a reconciliation between net income and EBITDA and adjusted EBITDA.

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2026	2025	2026	2025
Net income (1)	$920	$701	$2,204	$1,841
Provision for income taxes	311	236	735	623
Interest expense, net	184	178	538	533
Depreciation of rental equipment	742	684	2,127	1,972
Non-rental depreciation and amortization	111	109	341	331
EBITDA	$2,268	$1,908	$5,945	$5,300
Restructuring charge (2)	15	—	66	1
Stock compensation expense, net (3)	43	32	122	102
Impact of the fair value mark-up of acquired fleet (4)	5	6	13	24
Adjusted EBITDA (1)	$2,331	$1,946	$6,146	$5,427
Net income margin	18.8%	16.6%	16.6%	15.5%
Adjusted EBITDA margin	47.6%	46.0%	46.3%	45.6%
(1)For the nine months ended September 30, 2026, the impact of the gain on sale of business that is discussed above was a net after-tax benefit of $39 million for net income and a $53 million benefit for adjusted EBITDA. For the nine months ended September 30, 2025, the impact of the merger termination benefit associated with the terminated H&E acquisition was a net after-tax benefit of $29 million for net income and a net $52 million benefit for adjusted EBITDA.
(2)Primarily reflects severance and branch closure charges associated with our restructuring programs. We only include such costs that are part of a restructuring program as restructuring charges. The designated restructuring programs generally involve the closure of a large number of branches over a short period of time, often in periods following a major acquisition, and result in significant costs that we would not normally incur absent a major acquisition or other triggering event that results in the initiation of a restructuring program. Since the first such restructuring program was initiated in 2008, we have completed seven restructuring programs and have incurred total restructuring charges of $450 million. In the fourth quarter of 2025, we initiated a restructuring program associated with the consolidation of certain common functions and certain other cost reduction measures, and the charges above were primarily recognized under this program.
(3)Represents non-cash, share-based payments associated with the granting of equity instruments.
(4)Reflects additional costs recorded in cost of rental equipment sales associated with the fair value mark-up of rental equipment acquired in certain major acquisitions and subsequently sold.

UNITED RENTALS, INC.
EBITDA AND ADJUSTED EBITDA GAAP RECONCILIATIONS (continued)
(In millions, except footnotes)

The table below provides a reconciliation between net cash provided by operating activities and EBITDA and adjusted EBITDA.

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2026	2025	2026	2025
Net cash provided by operating activities	$1,629	$1,181	$4,934	$3,934
Adjustments for items included in net cash provided by operating activities but excluded from the calculation of EBITDA:
Amortization of deferred financing costs and original issue discounts	(5)	(3)	(13)	(11)
Gain on sales of rental equipment	156	147	470	460
Gain on sales of non-rental equipment	3	5	10	15
Gain on sale of business (1)	4	—	53	—
Insurance proceeds from damaged equipment	11	13	34	36
Restructuring charge (2)	(15)	—	(66)	(1)
Stock compensation expense, net (3)	(43)	(32)	(122)	(102)
Debt related activity (4)	—	(2)	—	(15)
Changes in assets and liabilities	259	338	(124)	(156)
Cash paid for interest	199	227	541	566
Cash paid for income taxes, net	70	34	228	574
EBITDA	$2,268	$1,908	$5,945	$5,300
Add back:
Restructuring charge (2)	15	—	66	1
Stock compensation expense, net (3)	43	32	122	102
Impact of the fair value mark-up of acquired fleet (5)	5	6	13	24
Adjusted EBITDA (1)	$2,331	$1,946	$6,146	$5,427
(1)For the nine months ended September 30, 2026, the impact of the gain on sale of business that is discussed above was a $53 million benefit for adjusted EBITDA. For the nine months ended September 30, 2025, the impact of the merger termination benefit associated with the terminated H&E acquisition was a net $52 million benefit for adjusted EBITDA.
(2)Primarily reflects severance and branch closure charges associated with our restructuring programs. We only include such costs that are part of a restructuring program as restructuring charges. The designated restructuring programs generally involve the closure of a large number of branches over a short period of time, often in periods following a major acquisition, and result in significant costs that we would not normally incur absent a major acquisition or other triggering event that results in the initiation of a restructuring program. Since the first such restructuring program was initiated in 2008, we have completed seven restructuring programs and have incurred total restructuring charges of $450 million. In the fourth quarter of 2025, we initiated a restructuring program associated with the consolidation of certain common functions and certain other cost reduction measures, and the charges above were primarily recognized under this program.
(3)Represents non-cash, share-based payments associated with the granting of equity instruments.
(4)The amount for the nine months ended September 30, 2025 primarily reflects bridge financing fees associated with the terminated H&E acquisition.
(5)Reflects additional costs recorded in cost of rental equipment sales associated with the fair value mark-up of rental equipment acquired in certain major acquisitions and subsequently sold.

UNITED RENTALS, INC.
FREE CASH FLOW GAAP RECONCILIATION
(In millions, except footnotes)

We define “free cash flow” as net cash provided by operating activities less payments for purchases of, and plus proceeds from, equipment and intangible assets. The equipment and intangible asset items are included in cash flows from investing activities. Management believes that free cash flow provides useful additional information concerning cash flow available to meet future debt service obligations and working capital requirements. However, free cash flow is not a measure of financial performance or liquidity under GAAP. Accordingly, free cash flow should not be considered an alternative to net income or cash flow from operating activities as an indicator of operating performance or liquidity. The table below provides a reconciliation between net cash provided by operating activities and free cash flow.

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2026	2025	2026	2025
Net cash provided by operating activities	$1,629	$1,181	$4,934	$3,934
Payments for purchases of rental equipment	(1,619)	(1,455)	(4,339)	(3,576)
Payments for purchases of non-rental equipment and intangible assets	(115)	(91)	(280)	(273)
Proceeds from sales of rental equipment	348	333	1,028	1,027
Proceeds from sales of non-rental equipment	18	13	44	44
Insurance proceeds from damaged equipment	11	13	34	36
Free cash flow (1)	$272	$(6)	$1,421	$1,192
(1)Free cash flow included restructuring related payments of $7 million and $1 million for the three months ended September 30, 2026 and 2025, respectively, and $27 million and $4 million for the nine months ended September 30, 2026 and 2025, respectively.
The table below provides a reconciliation between 2026 forecasted net cash provided by operating activities and free cash flow.

Net cash provided by operating activities	$6,250-$6,850
Payments for purchases of rental equipment	$(5,150)-$(5,550)
Proceeds from sales of rental equipment	$1,350-$1,550
Payments for purchases of non-rental equipment and intangible assets, net of proceeds from sales and insurance proceeds from damaged equipment	$(300)-$(400)
Free cash flow excluding restructuring related payments	$2,150- $2,450